Exhibit 10.14

REVOLVING ACCOUNTS RECEIVABLE ASSIGNMENT AND TERM LOAN

FINANCING AND SECURITY AGREEMENT

THIS REVOLVING ACCOUNTS RECEIVABLE ASSIGNMENT AND TERM LOAN FINANCING AND SECURITY AGREEMENT (the “Agreement”) is made as of February 27, 2020 by and between 5J Oil Field Services, LLC and 5J Trucking, LLC whose address are 710 N. Post Oak Rd., Suite 315, Houston, Texas 77024, together with SMG Industries, Inc. whose address is 710 N. Post Oak Rd., Suite 315, Houston, Texas 77024 and each other Person who from time to time may become a Party hereto or an affiliate (individually and collectively herein “Client” or the “Company”, and Amerisource Funding, Inc., a Texas Corporation (together with its successors and assigns, “Amerisource”), as lender (each a “Party” and, collectively herein, the “Parties”).

RECITALS

WHEREAS, the Client has asked Amerisource to make advances to the Client against clients Accounts Receivable in an aggregate principal amount outstanding at any time not to exceed Ten Million Dollars ($10,000,000.00) (the "Maximum Account Limit"); and

WHEREAS, the Client has asked Amerisource to make advances to the Client under an equipment term loan facility in an aggregate principal amount outstanding at any time not to exceed One Million Four Hundred and SIXTY-FOUR Thousand, One Hundred and Fifty-Three Dollars ($1,464,153.00) (the "Maximum Equipment Term Limit"); and

WHEREAS, the Client has asked Amerisource to make advances to the Client under a bridge term loan facility in an aggregate principal amount outstanding at any time not to exceed Ten Percent (10%) of the net availability under the Revolving Credit Facility (the "Maximum Bridge Term Limit"); and

WHEREAS, Amerisource is willing, on the terms and subject to the conditions set forth in this Agreement and the other Credit Documents, to make advances to the Client;

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I.                       DEFINITIONS

1. Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1. “Advance Rate” - Up to eighty five percent (85%) of Eligible Accounts Receivable

1.2. “Availability” - A calculation on a Daily Availability Report which reflects the total amount of Client’s Reserve Account which is available for disbursement to Client at a given point in time; equal to the Face Amount of all Purchased Accounts, plus funds available against Client’s Inventory (if any), less the Required Reserve Amount, as more fully illustrated in Exhibit “A”.

1.3. “Closed” - A Purchased Account is closed upon the first to occur of: (a) receipt of full payment by Amerisource, or (b) the unpaid Face Amount has been charged to the Reserve Account by Amerisource pursuant to the terms hereof.

1.4. “Credit Documents” – This Agreement, the term loan Promissory Notes, any or all related note(s), the UCC-1 or any other form of security agreement, the Guaranty Agreement, and each and every other document or instrument executed or delivered, or to be executed or delivered, by the Client and/or Guarantor in connection herewith, in each case as amended and/or restated from time to time.

1.5. “Daily Availability Report” - A report, a sample of which appears in Exhibit “A”, prepared by Amerisource from time to time reflecting a calculation of the portion of Client’s Reserve Account which is available for disbursement at a given point in time.

1.6. “Face Amount” - The face amount due on an Account at the time of purchase of such Account.

1.7. “Guarantor” – Matthew Flemming, whether one or more.

1.8. “Guaranty Agreement” – Any guaranty agreement (whether one or more) executed by Guarantor in connection with the Obligations.

1.9. “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.10. “Invoice Transmittal” - A form wherein Client lists such of its Accounts as it requests that Amerisource purchase under the terms of this Agreement. For Accounts submitted by Client electronically to Amerisource, an Electronic Transfer of Sales document may serve as an Invoice Transmittal.

1.11. “Maximum Account Limit” - Ten Million Dollars ($10,000,000). The Maximum Account Limit may be reviewed and amended by Amerisource from time to time as necessary to accommodate Client’s growth in working capital needs.

1.12. “Maximum Bridge Term Limit” – An aggregate principal amount outstanding at any time not to exceed Ten Percent (10%) of the net availability under the Revolving Credit Facility The maximum amount made available under an optional term loan facility made available to Client within the first 12 months of the Term.

1.13. “Maximum Equipment Term Limit” - One Million Four Hundred and Sixty-Four Thousand One Hundred and Fifty-Three Dollars ($1,464,153). The maximum amount made available under an equipment term loan facility made available to Client at execution of this Agreement in order to refinance the existing Citizens Bank Debt and/or subsequent equipment lender debt. The Maximum Equipment Term Limit may be reviewed and amended by Amerisource from time to time as necessary to accommodate Client’s growth in working capital needs.

1.14. “Obligations” - Any and all present or future obligations, liabilities or indebtedness of Client to Amerisource arising hereunder or otherwise, of any and every kind and nature, however created, arising or evidenced and howsoever owned, held or acquired, direct or indirect and whether arising or existing under written or oral agreement or by operation of law, and including all future advances made by Amerisource for the potential protection of Amerisource’s rights and interest in the Collateral, to pay or discharge existing or potential liens, levies or other claims against the Collateral, and whether arising before, during or after the commencement of any Bankruptcy Case in which Client is a Debtor, and all costs and expenses, including without limitation reasonable attorney’s fees, incurred by Amerisource in connection with or arising out of the administration, protection, enforcement or collection of the Obligations or disposition, liquidation or realization of the Collateral, and expenses incurred in answering general legal issues involving Client

1.15. “Purchased Accounts” - Accounts purchased by Amerisource from Client hereunder which have not been Closed.

1.16. “Repurchased” - An Account has been repurchased when Client has paid to Amerisource the then unpaid Face Amount.

1.17. “Required Reserve Amount” - The amount required to be held in Client’s Reserve Account to ensure Client’s performance with the provisions hereof, including but not limited to, anticipated amounts to be paid monthly on the Equipment Term Facility and the Bridge Term Facility.

1.18. “Reserve Account” - A bookkeeping account on the books of Amerisource where the Face Amount of all Purchased Accounts is initially credited, a portion of which is maintained by Amerisource to ensure Client's performance with the provisions hereof.

1.19. “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

2. Sale; Purchase Price; Reserve.

2.1. Assignment and Sale.

2.1.1. Client shall submit to Amerisource each day a sales ledger in electronic format, which shall be a complete and accurate detailed listing of all sales completed by the Client for that given date. All Invoices listed on each daily sales ledger shall represent Invoices billed in accordance with Generally Accepted Accounting Principles (“GAAP”) for goods delivered or services rendered and completed by Client for such day. Though an Invoice Transmittal may be included with each daily sales ledger, Client’s electronic submission of a sales ledger to Amerisource shall be effective as an Invoice Transmittal and shall automatically constitute the assignment and sale to Amerisource of any and all Invoices and Accounts included on such sales ledger, and all such Invoices and Accounts shall immediately become Purchased Accounts. Client shall also submit to Amerisource such reporting on its Inventory as may be agreed upon by Client and Amerisource from time to time.

2.1.2. Each Invoice Transmittal shall be accompanied by such documentation supporting and evidencing the Accounts listed thereon as Amerisource shall from time to time request.

2.1.3. Amerisource’s initial payment of the Face Amount purchase price shall be applied and credited to Client’s Reserve Account.

2.2. Daily Availability Report; Reserve Account.

2.2.1. Client’s withdrawals, advances and disbursements from the Reserve Account shall be governed by a calculation of Availability, as determined by a Daily Availability Report to be prepared or modified by Amerisource from time to time and in its sole discretion, a sample of which appears in Exhibit “A”.

2.2.2. Each Daily Availability Report shall set forth a calculation of the amount available for withdrawal by Client, as well as the amounts which must be held in the Client’s Reserve Account as the Required Reserve Amount. Amounts may be held in the Reserve Account as Required Reserve Amount to ensure Client’s performance with the provisions hereof, as well as to secure Obligations and the Repurchase or anticipated Repurchase of the following ineligible or impaired Accounts: (a) Accounts, the payment of which has been disputed by the Account Debtor obligated thereon, Amerisource being under no obligation to determine the bona fides of such dispute, (b) any Account for which Client has breached its obligation under Section 14 herein, (c) any Account owing from an Account Debtor which in Amerisource’s reasonable credit judgment has become insolvent, (d) any Accounts owing from an Account Debtor in excess of the credit limit established by Amerisource for such Account Debtor, (e) all or any Purchased Accounts upon the occurrence of an Event of Default or upon the termination date of this Agreement, (f) Accounts over ninety (90) days from original invoice date, (g) Accounts owing by an Account Debtor in excess of 15% of Client’s total eligible Purchased Accounts outstanding, (h) Accounts owing by entities related to Client by common ownership or control, (i) all Accounts owing by a given Account Debtor if at least 15% of such Account Debtor’s outstanding Accounts are deemed ineligible or impaired by Amerisource, (j) Accounts owing by Account Debtors domiciled outside of the United States of America or for which Client has accepted deposits or billed in advance, and (k) other Accounts or amounts which Amerisource determines from time to time in its sole credit or business judgment. Without regard to the provision in Section 2.2.2 (f), Amerisource shall provide for eligibility of Patterson-UTI Accounts Receivable after Notice of Assignment has been confirmed by the Patterson-UTI Account Debtor and verification satisfactory to Amerisource has been confirmed.

2.2.3. Amerisource may require that Client Repurchase, by payment of the then unpaid Face Amount thereof or, at Amerisource’s option, by Amerisource’s adjustment to the Reserve Account any of the Accounts described in Section 2.2.2 above which are deemed uncollectible in Amerisource’s sole credit or business judgment. Any such Repurchase by Client shall not constitute reassignment of such Account.

2.2.4. Client shall pay to Amerisource on demand the amount of any Reserve Shortfall.

2.2.5. Amerisource may charge the Reserve Account with any Obligation. The Reserve Account, or any portion thereof, may also be held to secure the Obligations.

2.2.6. Amerisource may pay any amounts due Client hereunder by a credit to the Reserve Account.

2.2.7. Upon termination of this Agreement, Amerisource may retain the Reserve Account (i) sufficient to cover any Obligations that were either known or unknown to Amerisource at the time of termination, and (ii) unless and until Client has executed and delivered to Amerisource a general indemnity and mutual release in a form acceptable to Amerisource.

3. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Amerisource is authorized to purchase Accounts and/or approve and release disbursement requests upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Client.

4. Revolving Accounts Receivable Interest Rate. Client shall pay to Amerisource on a monthly basis an interest rate equal to the prime rate plus four and one-half percent (4.500%) per annum, to be calculated and charged monthly by Amerisource based on the average outstanding balance of all funds employed for all Accounts Receivable Obligations. The prime rate of interest shall be determined as published and updated from time to time in the Wall Street Journal.

5. Collateral Management Fee. Client shall pay to Amerisource a Collateral Management Fee of seventy-five hundredths percent (0.750%), of the Maximum Account Limit to be charged annually in advance. This fee is reduced from 1.0% contingent upon Client funding an additional credit facility with Amerisource within 6 months of initial funding of this Client facility. In the event an additional facility is not funded within the 6-month period, the CMF will be adjusted to 1.0% and the 0.25% will be assessed in arrears.

6. Non-Usage Fee. A fee of thirty-five hundredths percent (0.350%) will be assessed quarterly in arrears based on the shortfall between Client’s average daily revolving loan balance outstanding and the Maximum Account Limit.

7. Commitment Fee. Client shall pay to Amerisource an up-front fee equal to 1.000% of the Maximum Account Limit. This fee is fully earned at the time of Amerisource approval and commitment to Client; however, as an accommodation to Client, the fee will be deducted from the initial funding proceeds (the “Commitment Fee”).

8. Over-Advances. As inducement to Client to maintain the Reserve Account at required levels to secure the Repurchase or anticipated Repurchase of ineligible or impaired Accounts, Client agrees to pay Amerisource on demand a per diem penalty of 0.2 percent (0.2%) of the amount of any Reserve Shortfall.

9. Equipment Term Loan Facility. Contemporaneous with the execution of this Agreement, Client shall execute the attached Commercial Promissory Note provided in Exhibit ‘B’ (the “Equipment Term Note”) and incorporated herein for all purposes that shall provide for a term loan facility in the amount of the Maximum Equipment Term Limit, under the following terms and conditions:

9.1. Term: Three years, fully amortizing over 36 months with equal principal and interest payments;

9.2. Interest Rate: Client shall pay to Amerisource an interest rate equal to the prime rate plus five and one-quarter percent (5.250%) per annum, to be calculated and charged monthly with equal principal and interest payments;

9.3. Origination Fee: Client shall pay to Amerisource an up-front fee equal to 1.500% of the Maximum Equipment Term Limit. This fee is fully earned at the time of Amerisource approval and commitment to Client; however, as an accommodation to Client, the fee will be deducted from the initial funding proceeds (the “Origination Fee”).

9.4. Purchase Money Security Interest: In addition to the Security Interest provided for in Section 10, Client shall specifically provide, represent and warrant that Client shall provide a first priority lien and a Purchase Money Security Interest in the Equipment described on Exhibit ‘B’, on the filing of a UCC 1 Financing Statement and Client’s grant of such lien to Amerisource does not constitute a fraudulent conveyance under any applicable law. Any landlord’s lien and other lien in favor of Client shall be subordinated pursuant to a separate subordination agreement reasonably acceptable to Amerisource and executed contemporaneously herewith (if any) and, except as otherwise disclosed by Client to Amerisource prior to the date hereof, Client is the owner of all right, title, and interest in the Equipment described on Exhibit ‘B’ free and clear of all liens, encumbrances, and security interests, except the security interest created by this Agreement and statutory and contractual landlord’s liens.

10. Optional Bridge Term Loan Facility. Upon the execution of this Agreement and for a period of 12 months from the initial funding, Amerisource shall make available at Client’s option, a Bridge Term Loan Facility under the following terms and conditions:

10.1. Bridge Term Amount: Client shall provide Amerisource written notice of its election to enter into the Bridge term Loan Facility and the amount of such term loan, said amount not to exceed the Maximum Bridge Term Limit;

10.2. Term: 6 months, fully amortizing with equal principal and interest payments beginning at initial funding for a period of 26 weeks;

10.3. Bridge Facility Fee: A flat fee of 5.00% of the Bridge Term Amount shall be collected at initial funding of the Bridge Term Amount.

10.4. Security: Client shall enter into such additional promissory notes or other Credit Documents as Amerisource shall require to document the amount of the Bridge Term Loan Facility and the requirements to for repayment

11. Security Interest.

11.1. As collateral securing the Obligations, Client grants and assigns to Amerisource a continuing security interest in and to all of its now owned and hereafter acquired personal property and fixtures, and all direct and indirect proceeds thereof (including proceeds of proceeds), including without limitation Accounts, Chattel Paper, Goods (including Inventory and Equipment), Instruments, Investment Property, Documents, General Intangibles, monies, deposit accounts, claims and credit balances, and all Intellectual Property (including Trademarks, Patents and Copyrights, Licenses, Brands), Goodwill, tax refunds, Judgments, claims under Chapter 5 of the Bankruptcy Code, and all other property (real, personal, tangible, intangible, or any combination thereof (the “Collateral”).

11.2. Notwithstanding the creation of the above security interest, the relationship of the Parties as to Client’s Accounts shall be that of purchaser and seller of accounts, and not that of lender and Client.

12. Maintenance of Accounts, Authorization and Dominion of Funds to Amerisource.

12.1  Amerisource requires dominion of funds, and Client shall maintain its primary operating account with [______________________] Bank, or another institution approved by Amerisource, into which the proceeds of all advances will be disbursed. Client shall direct all payments from its Account Debtors to a P.O. address controlled or managed by Amerisource (“Lockbox”) or to a bank account controlled by Amerisource or governed by a Deposit Account Control Agreement in favor of Amerisource (“Blocked Account”). Amerisource shall send notice of assignment letters to all Account Debtors on Client’s letterhead affirming these payment instructions. Payments received by Amerisource, whether such payments are received at a Lockbox, a Blocked Account, forwarded to Amerisource by Client, or otherwise, shall be applied to reduce the Client’s outstanding Obligations to Amerisource with a maximum of three days for check clearance. Client shall provide to Amerisource viewing rights to all bank accounts maintained by Client. Any and all charges and expenses relating to an Amerisource Lockbox shall be for Amerisource’s account. Any and all charges and expenses relating to a Blocked Account shall be for Client’s account.

12.2  Client hereby irrevocably authorizes Amerisource at Client's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Amerisource or Client, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Amerisource or Client, all steps, actions, suits or proceedings deemed by Amerisource necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, that has not been cured within any applicable cure period, change the address for delivery of mail to Client and to receive and open mail addressed to Client, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien or security interest granted to Client by such account debtor), without affecting any of the Obligations, (e) pay any sums necessary to discharge any lien, security interest or encumbrance which is senior to or impairs Amerisource's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Delinquency Charge shall accrue and shall be due and payable, (f) in order to complete funding transfers or disbursements, or to satisfy any of the Obligations, initiate electronic debit or credit entries through the Automated Clearinghouse system to any deposit account maintained by Client wherever located, (g) file in the name of Client or Amerisource, or both, mechanic’s or materialman’s liens or related notices, or claims under any payment bond, in connection with goods or services sold by Client in connection with the improvement of realty, (h) notify any Account Debtor obligated with respect to any Account that the underlying Account has been assigned to Amerisource by Client and that payment thereof is to be made to the order of and paid directly and solely to Amerisource, and (i) communicate directly with Client’s Account Debtors to verify the amount and validity of any Account created by Client.

13. Covenants By Client.

13.1. Client shall deliver to Amerisource such documentation as may be requested by Amerisource from time to time, including but not limited to: (a) monthly internally-prepared financial statements, accounts receivable aging and accounts payable aging and detailed inventory reports, to be delivered to Amerisource within 30 days of month-end for the six months after the date hereof, and within 21 days of month-end thereafter; (b) quarterly 941 payroll tax filings and proof of payment; (c) annual CPA-prepared (reviewed or audited) financial statements, federal 1120 tax return, and updated personal or corporate financial statements for each personal or corporate guarantor respectively, to be delivered to Amerisource within 110 days of year-end; and (d) any other report or documentation reasonably requested by Amerisource.

13.2. Client shall direct all payments for Client’s Accounts to Amerisource’s                               via a Notice of Assignment to be sent to all of Client’s Account Debtors on Client’s letterhead. Client shall imprint this P.O. Box address as the sole remittance address on each and every Invoice and communication to all of its Account Debtors, without exception. Payments received by Amerisource shall be applied against the corresponding open Invoices purchased and ledgered by Amerisource and shall be applied to reduce the Client’s outstanding Obligations to Amerisource with a maximum of three days for check clearance.

13.3. Any and all checks or other payments received by Client from its Account Debtors or obligors shall be held in trust for Amerisource and shall not constitute the property of Client, and Client shall deliver such instruments in kind to Amerisource within two banking days following the date of receipt by Client. Client shall pay to Amerisource fifteen percent (15%) of the amount of any payment received by Client and not delivered in kind to Amerisource within two banking days following the date of receipt by Client.

13.4. Client shall notify Amerisource promptly of and, if requested by Amerisource, will settle all disputes concerning any Purchased Account, at Client's sole cost and expense.

13.5. After written notice by Amerisource to Client, and automatically, without notice, after an Event of Default that has not been cured within any applicable cure period, Client shall not, without the prior written consent of Amerisource in each instance, (a) grant any extension of time for payment of any of the Accounts, (b) compromise or settle any of the Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

13.6. From time to time as requested by Amerisource, at the sole expense of Client, Amerisource or its designees shall have access, during reasonable business hours if prior to an Event of Default and at any time if after an Event of Default that has not been cured within any applicable cure period, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default that has not been cured within any applicable cure period) any of the Collateral, including Client's books and records, and Client shall permit Amerisource or its designees to make copies of such books and records or extracts therefrom as Amerisource may request.

13.7. Client shall reimburse Amerisource for any reasonable out-of-pocket expenses directly incurred by Amerisource in the administration of this Agreement, including fees for periodic field exams, lien searches or other expenses.

13.8. Client shall pay when due all payroll and other taxes, and shall provide proof thereof to Amerisource in such form as Amerisource shall reasonably require.

13.9. Client shall not create, incur, assume or permit to exist any lien or security interest upon or with respect to any Collateral now owned or hereafter acquired by Client, other than with respect to financing secured by Client from or through Utica Leaseco LLC, Daimler-Benz, Volvo Financial, TBK Bank, Scott Equipment, James E. Frye, or any capital equipment financing secured by such equipment.

13.10. Client shall advise Amerisource in writing if it reschedules or extends the due date of any amounts owing from its account debtors.

13.11. Client shall indemnify Amerisource from any loss arising out of the assertion of any claim that any payment received by Amerisource from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute (“Avoidance Claim”). Client shall notify Amerisource within two business days of it becoming aware of the assertion of any Avoidance Claim. The provisions of this Section 13.11 shall survive termination of this Agreement.

14. Representation and Warranty. Client represents and warrants that:

14.1. Client is fully authorized to enter into this Agreement and to perform hereunder.

14.2. This Agreement constitutes its legal, valid and binding obligation.

14.3. Client is solvent and in good standing in the State of its organization.

14.4. The Purchased Accounts are and will remain:

14.4.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Client’s business.

14.4.2. Unconditionally owed and will be paid to Amerisource without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

14.4.3. Not sales to any entity which is affiliated with Client or in any way not an “arms length” transaction.

14.5. Client has not rescheduled or extended the due date of any amounts owing by its account debtors during the past twelve (12) months from the date hereof.

14.6. Client has not received notice nor does Client have knowledge of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any account debtor.

15. Default.

15.1. Events of Default. Any of the following events will constitute an Event of Default hereunder: (a) Client defaults in the payment of any Obligations or in the performance of any covenant herein or provision hereof or of any other agreement now or hereafter entered into with Amerisource, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Client or any guarantor of all or any part of the Obligations becomes subject to any debtor-relief proceedings, (c) any guarantor fails to perform or observe any of such guarantor's obligations to Amerisource or shall notify Amerisource of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) Amerisource for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of all or any part of the Obligations.

15.2. Notice and Cure Period. Amerisource shall promptly notify Client of the occurrence of any Event of Default. In regards to an Event of Default concerning Section 9 (the Equipment Term Loan Facility) or Section 10 (the Optional Bridge Term Loan Facility) Client shall have ten (10) days to cure after receipt of notice thereof. In regards to any other Event of Default, Client waives any requirement that Amerisource inform Client by affirmative act or otherwise of any Event of Default hereunder. Further, Amerisource’s failure to charge or accrue interest or fees at any “Penalty”, “Default”, or “Past Due” rate shall not be deemed a waiver by Amerisource of its claim thereto.

15.3. Effect of Default. Upon the occurrence of any Event of Default that has not been cured within any applicable cure period, in addition to any rights Amerisource has under this Agreement or applicable law, Amerisource may immediately terminate this Agreement without notice, at which time all Obligations shall immediately become due and payable without notice.

16. Account Stated. Amerisource shall render to Client from time to time a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Client as an account stated, except to the extent that Amerisource receives, within sixty (60) days after the mailing of such statement, written notice from Client of any specific exceptions by Client to that statement, and then it shall be binding against Client as to any items to which it has not objected.

17. Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Amerisource may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Amerisource of any breach or default by Client hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Amerisource hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies that Amerisource would otherwise have. Any waiver, permit, consent or approval by Amerisource of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

18. Termination. This term of this Agreement shall expire thirty-six (36) months from the date of initial funding (the “Maturity Date”). Client may terminate the Agreement by giving Amerisource sixty (60) days written notice of termination prior to each Maturity Date. Otherwise, the Maturity Date shall be automatically extended for an additional twelve (12) months from the most recent Maturity Date. Upon termination, Client shall pay the Obligations to Amerisource, including, but not limited to, all Obligations under the Equipment Term Facility and the Bridge Term Facility. In the event of termination of the Agreement prior to Maturity Date, an Early Termination Fee equal to two percent (2.00%) of the Maximum Account Limit shall apply if there are more than twelve months remaining until Maturity Date at the time of termination; otherwise an Early Termination Fee equal to one percent (1.00%) of the Maximum Account Limit shall apply. Upon termination of this Agreement, Amerisource may retain amounts (i) sufficient to cover any Obligations that were either known or unknown to Amerisource at the time of termination, and (ii) until Client has executed and delivered to Amerisource a general indemnity and mutual release in a form acceptable to Amerisource.

19. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

20. Lien Termination. In recognition of Amerisource's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding satisfaction in full of all other Obligations by Client, Amerisource shall not be required to record any terminations or satisfactions of any of Amerisource's liens or security interests on the Collateral unless and until Client has executed and delivered to Amerisource a general indemnity and mutual release in a form acceptable to Amerisource. Client understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

21. Conflict. Unless otherwise expressly stated in any other agreement between Amerisource and Client, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

22. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23. Relationship of Parties. The relationship of the Parties hereto shall be that of seller and purchaser of Accounts, and Amerisource shall not be a fiduciary of the Client, although Client may be a fiduciary of Amerisource. The Parties have, for the purposes of Chapter 306 of the Texas Finance Code, characterized the sale of accounts receivable pursuant to this Agreement as a purchase and sale transaction, and not a loan or other transaction for the use, forbearance or detention of money.

24. Legal Fees. Client agrees to reimburse Amerisource on demand for the actual amount of all costs and expenses, including reasonable attorneys' fees and other legal fees, which Amerisource has incurred or may incur in: (a) negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith or in any way arising out of this Agreement, which shall not exceed $15,000; (b) protecting, preserving or enforcing any lien, security interest or other right granted by Client to Amerisource or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims; (c) complying with any subpoena or other legal process attendant to any litigation in which Client is a party; including photocopying, travel, and attorneys' fees and expenses; (d) the actual amount of all costs and expenses, including reasonable attorneys' fees, which Amerisource may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Client, including those (i) arising out of the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding, or (iii) opposing confirmation of Client's plan thereunder.

25. Entire Agreement. This Agreement supersedes all other agreements and understandings between the Parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Amerisource or any third party to induce Client to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

26. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Texas.

27. Jury Trial Waiver. In recognition of the higher costs and delay which may result from a jury trial, the Parties hereto waive any right to trial by jury of any claim, demand, action or cause of action (a) arising hereunder, or (b) in any way connected with or related or incidental to the dealings of the Parties hereto or any of them with respect hereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each Party further waives any right to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived; and each Party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any Party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

28. Venue; Jurisdiction. The Parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Amerisource so elects, be instituted in any court sitting in the State of Texas (the “Acceptable Forums”). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Texas or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Client waives any right to oppose any motion or application made by Amerisource as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

29. Notice. All notices to Amerisource hereunder shall be deemed given upon actual receipt by a responsible officer of Amerisource.

30. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile, email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CLIENT:		AMERISOURCE:

5J Oil Field Services, LLC		Amerisource Funding, Inc.

X /s/ Matthew Flemming		X /s/ Jason Floyd
Name:	Matthew Flemming	Name:	Jason Floyd
Title:	Manager	Title:	Managing Director

5J Trucking, LLC

X /s/ Matthew Flemming
Name:	Matthew Flemming
Title:	Manager

SMG Industries, Inc.

X /s/ Matthew Flemming
Name:	Matthew Flemming
Title:	President

Exhibit “A”

SMG Inc, Daily Availability Report – SAMPLE

ACCOUNTS RECEIVABLE

1)	Total A/R Ledger Balance

2)	Less:Outstanding Credits

3)	Total Net A/R Outstanding

4)	Less: A/R over 90 days from original invoice date

5)	Total A/R Outstanding < 90 Days

6)	Less:Miscellaneous Ineligibles

7)	Less:Cross-Age Exclusions of:	15%

8)	Less: Specific Account Debtor OCLs

9)	Less:Concentration Cap Excl:	15%

10)	Total Eligible A/R:

11)	Less:Additional Reserves Held

12)	Advance Rate:		85%

13)	Availability:

14)	Less: Amounts Currently Outstanding:

15)	Remaining Availability:

Exhibit ‘B’

COMMERCIAL PROMISSORY NOTE
(Equipment Loan; Purchase Money)

$1,401,558.91 USD	Date: _______________, 2019

FOR VALUE RECEIVED and WITHOUT GRACE, on the dates, and in the amounts so herein stipulated, the undersigned, 5J Oil Field Services, LLC and 5J Trucking, LLC whose address are , together with SMG Industries, Inc. whose address is (hereinafter called “Maker”), promises to pay to the order of AMERISOURCE FUNDING, INC (“Lender”) at its principal office located at 7225 Langtry, Houston, Texas 77040, in coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts, the principal sum of ONE MILLION FOUR HUNDRED AND ONE THOUSAND AND FIVE HUNDRED FIFTY-EIGHT AND 91/100 DOLLARS ($1,401,558.91), together with accrued interest on the principal amount hereof remaining unpaid from time to time, computed from the date hereof until maturity at a per annum rate, calculated on the basis of a three hundred sixty (360) day year [except for calculation of the Maximum Rate, which will be calculated on the basis of a three hundred sixty five (365) or three hundred sixty six (366) day year, as the case may be] determined on a fixed per annum basis, equal to the lesser of (i) or (ii) as follows:

(i)        The prime rate plus five and one-quarter percent (5.250%) per annum as determined from time to time in the Wall Street Journal (currently 10.00%) (the “Applicable Rate”); or

(ii)       the Maximum Rate (as hereinafter defined),

which interest rate is further limited and controlled by the provisions of this Note hereinafter set forth. The term “Maximum Rate”, as used herein, shall mean, on any day, the highest non-usurious rate of interest (if any) permitted by applicable law on such day. For purposes of the Texas Finance Code, as it may from time to time be amended, the Maximum Rate shall be referred to in and determined under the Texas Finance Code, from time to time in effect; provided, however, that to the extent permitted by applicable law, Lender reserves the right to change, from time to time by further notice and disclosure to Maker, the ceiling on which the Maximum Rate is based under the Texas Finance Code; and, provided further, that the “highest non-usurious rate of interest permitted by applicable law” for purposes of this Note shall not be limited to the applicable rate ceiling under the Texas Finance Code if federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest. In no event shall the Applicable Rate herein exceed the Maximum Rate.

This Note is payable as follows, to-wit:

(a)    Accrued and unpaid interest on this Note shall be payable monthly, commencing one calendar month from the date hereof, and continuing thereafter on the same day of each succeeding calendar month, and ending upon the maturity of this Note, however such maturity may be brought about; and

(b)    All outstanding principal of this Note and all accrued and unpaid interest hereon shall be due and payable on or before December____, 2022 (the “Maturity Date.

Upon execution hereof, Maker shall pay an origination fee equal to $21,962.30. Said fees shall not be construed as interest.

THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

It is especially agreed that if default shall be made in any payment due hereon, either principal or interest, or if there is a default in any of the terms, covenants or provisions set forth in that certain Security Agreement, as hereinafter defined, or any other document given to secure this Note or any Guaranty executed to support Lender’s entering into the Note or Security Agreement (collectively, the “Security Instruments”) or in any other note or obligation of Maker to Lender (including guaranty agreements), then, in any such event, at the option of Lender or any other holder hereof at any time thereafter without notice of intent to accelerate, notice of acceleration, or any other demand or notice, the unpaid principal balance of this Note and all accrued interest shall at once become due and payable. Any sum, principal or interest, payable under this Note which is not paid when due shall bear interest from the date such payment is due until paid at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the Applicable Rate plus five percent (5%) per annum. If default is made in the prompt payment of this Note when due or declared due and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then Maker agrees and promises to pay to Lender its reasonable and necessary attorney’s fees and court costs.

If Lender or its successor has not received the full amount of any installment payment at the end of the 10th day after it is due, Maker agrees to pay a late charge to Lender. The amount of the late charge will be five percent (5%) of the amount of the overdue installment payment. Maker agrees to pay the late charge promptly. The late charge will be charged only one time with respect to any late installment payment.

It is agreed that time is of the essence of this agreement. Upon the occurrence of an event of default (as such term is defined in the herein defined Security Agreement), Lender may accelerate and declare this Note immediately due and payable without notice. Any failure to exercise this option shall not constitute a waiver by Lender of the right to exercise the same at any other time.

All payments under the Security Instruments received by Lender during the existence of any event of default may be applied by Lender against the indebtedness (herein due Lender) in any manner and in such priority as Lender may specify, including without limitation, in accordance with the provisions of any of the Security Instruments.

Maker and any and all endorsers, guarantors and sureties severally waive all notices, demands for payment, presentment for payment, protest and notice of protest, notice of intent to accelerate, notice of acceleration, any other notices of any kind, the filing of suit hereon for the purpose of fixing liability and diligence in taking any action to collect amounts called for hereunder and in the handling of collateral or securities at any time existing in connection herewith, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.

In addition to any other security interests granted but Maker in the Security Instruments, Maker specifically provides, represents and warrants a first priority lien and a Purchase Money Security Interest in the Equipment described on the attached Equipment Schedule and that Maker’s grant of such lien hereunder does not constitute a fraudulent conveyance under any applicable law or contract and that Maker is the owner of all right, title, and interest in the equipment free and clear of all liens, encumbrances, and security interests.

It is further agreed that Maker grants to Lender or any other holder hereof a first lien and security interest on (and the express right of setoff against) all deposits and other sums at any time credited by or due from Lender or any other holder hereof to Maker, or any endorser, surety or guarantor hereof as collateral security for the payment of this Note, and Lender or other holder hereof, at its option, may at any time, without notice and without any liability, hold all or any part of any such deposits or other sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from Lender or any other holder hereof to or against any sums due on this Note in any manner and in any order of preference which Lender or other holder hereof, at its sole discretion, chooses.

It is the intention of the parties hereto to comply with the usury laws of the State of Texas and of the United States of America. The parties hereto do not intend to contract for, charge or receive any interest or other charge that is usurious, and by execution of this Note, Maker agrees that Lender has no such intent. This Note, the hereinafter mentioned Security Agreement and Security Instruments, and all other agreements between Maker and Lender or any other holder hereof, which are now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to Lender or any other holder hereof for the use, forbearance or detention of the money to be due hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing, or pertaining to the indebtedness evidenced hereby, exceed the Maximum Rate. If from any circumstance whatsoever fulfillment of any provisions hereof or other document, at the time performance of such provisions shall be due, shall involve transcending the valid limits prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance Lender or any other holder shall ever receive as interest or otherwise an amount which will exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness of Maker to the holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Maker. All sums paid and agreed to be paid to Lender or any other holder for use, forbearance or detention of the indebtedness of Maker shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the periods until payment in full of this Note (or any renewals, extensions and rearrangements hereof) so that the actual rate of interest on account of this indebtedness evidenced by this Note is uniform throughout the term of this Note (and all renewals, extensions and rearrangements hereof) and does not exceed the Maximum Rate. The terms and provisions of this paragraph shall control and supersede any other provisions of this Note.

Except as otherwise stated herein, all payments under this Note shall be applied first against the accrued and unpaid interest and the remainder against the principal balance hereof. All partial prepayments shall be applied toward the payment of principal installments in the inverse order of maturity. Lender’s records shall constitute prima facie evidence of the amount of funds advanced hereunder.

If at any time the Applicable Rate exceed the Maximum Rate, then interest hereon shall accrue at the Maximum Rate. If the Applicable Rate should then subsequently decrease to a level less than the Maximum Rate or if the Maximum Rate applicable to this Note should then subsequently be increased to a level which would be greater than the Applicable Rate, then, in either case, the interest hereon shall thereafter accrue at a rate equal to the applicable Maximum Rate until the aggregate amount of interest accrued through the term of this Note equals the aggregate amount of interest which would have accrued at the Applicable Rate without regard to any usury limit, at which time interest hereon shall again accrue at the Applicable Rate.

If at maturity or final payment of this Note the total amount of interest accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Applicable Rate had at all times been in effect, then Maker shall pay Lender the amount by which (i) the lesser of (a) the amount of interest which would have accrued on this Note if the Maximum Rate had at all times been in effect or (b) the amount of interest which would have accrued if the Applicable Rate had at all times been in effect, exceeds (ii) the amount of interest paid by Maker to Lender in accordance with the other provisions of this Note.

Any check, draft, money order or other instrument given in payment of all or any part hereof or on any part of the indebtedness may be accepted by the holder hereof and handled in collection in a customary manner, but same shall not constitute payment hereof or of the indebtedness or diminish any rights of Lender, except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender.

The individual signing below warrants and represents that s/he has the requisite authority to bind the entity on whose behalf s/he signs.

Without being limited thereto or thereby, this Note is secured by that certain REVOLVING ACCOUNTS RECEIVABLE ASSIGNMENT AND TERM LOAN FINANCING AND SECURITY AGREEMENT (the “Security Agreement”) executed by Maker for the benefit of Lender, covering all assets of Maker, including the Collateral more fully described in the Security Agreement.

CLIENT:
5J Oil Field Services, LLC

X
Name:	Matthew Flemming
Title:	MANAGER

5J Trucking, LLC

X
Name:	Matthew Flemming
Title:	MANAGER

SMG Industries, Inc.

X
Name:	Matthew Flemming
Title:	PRESIDENT

PROMISSORY NOTE

EQUIPMENT SCHEDULE

Department	Item #	Qty	Serial # / VIN	Asset #	Liens	Lender	Note Balance	Payment Amount	Total FLV	Payoff Amount as of Payoff Date
Trailers	411	1		73121	X	Citizens 398010	0	-	$ -
Trailers	417	1		82320	X	Citizens 398010	0	-	$ -
Trailers	430	1		55004	X	Citizens 398010	64,105	4,081	$ 105,000	$60,591
Trailers	399	1		64862	X	Citizens 9045139	0	0	$ -
Trailers	401	1		65692	X	Citizens 9045139	-	-	$ -
Trailers	402	1		65864	X	Citizens 9045139	-	-	$ -
Trailers	403	1		65865	X	Citizens 9045139	265,642	8,575	$ 290,000	$259,651
Trailers	404	1		72614	X	Citizens 9045139	-	-	$ -
Trailers	405	1		72615	X	Citizens 9045139	-	-	$ -
Trailers	406	1		72616	X	Citizens 9045139	-	-	$ -
Trailers	407	1		72617	X	Citizens 9045139	-	-	$ -
Trailers	408	1		72689	X	Citizens 9045139	-	-	$ -
Trailers	409	1		72690	X	Citizens 9045139	-	-	$ -
Trailers	410	1		72832	X	Citizens 9045139	-	-	$ -
Trailers	418	1		82868	X	Citizens 9045139	-	-	$ -
Trailers	419	1		82871	X	Citizens 9045139	-	-	$ -
Trailers	393	1		43168	X	Citizens 9134123	261,311	8,571	$ 230,000	$247,591
Trailers	394	1		43198	X	Citizens 9134123	-	-	$ -
Trailers	412	1		73170	X	Citizens 9134123	-	-	$ -
Trailers	413	1		73197	X	Citizens 9134123	-	-	$ -
Trailers	420	1		83169	X	Citizens 9134123	-	-	$ -
Trailers	421	1		83199	X	Citizens 9134123	-	-	$ -
Cranes	447	1		A3069	X	Citizens 9206094	729,493	16,495	$ 575,000	$716,086
Trucks	72	1		A1967	X	Citizens Pal 9128921	220,561	6,144	$ 230,000	$208,589
Trucks	73	1		A1968	X	Citizens Pal 9128921	-	-	$ -
							$1,541,112	$43,866	$1,430,000	$1,492,507